UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 21, 2006
Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose, California 95134
(Address of principal executive offices)

(408) 964-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

In a Form 12b-25 filed with the Commission on August 11, 2006, Sanmina-SCI Corporation (the “Company”) indicated that it would not file its Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2006 by the filing deadline as a result of the ongoing investigation by the special committee of the Company’s Board of Directors of the Company’s stock option administration practice and policies. The Company received letters from the trustee for the holders of the Company’s $400 million aggregate outstanding principal amount of 6¾% Senior Subordinated Notes due 2013 and its $600 million aggregate outstanding principal amount of 8.125% Senior Subordinated Notes due 2016, stating that the Company has violated certain indenture provisions as a result of its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2006 with the Securities and Exchange Commission and the trustee.

The indentures for the notes provide that such a default could be cured by making that filing with the Securities and Exchange Commission by September 14, 2006.  Such indentures also provide that such a default, if not cured by that date, would give certain holders and the trustee the right to accelerate the maturity of the notes.  The Company is currently in discussions with certain holders of the notes and expects to commence shortly a consent solicitation of waivers of any such default.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: August 21, 2006	By:	/s/David L. White
David L. White
Executive Vice President and Chief Financial Officer